Exhibit 99.1

Molina Healthcare Chief Operating Officer Terry Bayer to Retire

LONG BEACH, Calif.--(BUSINESS WIRE)--January 11, 2018--Molina Healthcare, Inc. (NYSE: MOH) today announced that Terry Bayer, the Company’s chief operating officer, will be retiring in the next several weeks.

“It has been my privilege to serve the Molina Healthcare organization for the last 13 years,” said Terry Bayer. “I leave with a great sense of pride regarding our accomplishments in increasing access to quality health care by working with our federal and state government partners in 12 states and the Commonwealth of Puerto Rico.”

“I would like to thank Terry Bayer for her years of dedication and many contributions to Molina Healthcare,” said Joe Zubretsky, president and chief executive officer of Molina Healthcare, Inc. “As we write the next chapter of Molina Healthcare’s story, we are working toward an organizational structure and executive team that can deliver on our margin recovery and sustainability plan.”

The corporate chief operating officer role will no longer be a part of Molina’s organizational structure. This is consistent with the Company’s shift to a flatter organizational structure that will enable the chief executive to be more directly involved with business and health plan operations.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our health plans operating in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 4.5 million members as of September 30, 2017. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

CONTACT:
Molina Healthcare, Inc.
Ryan Kubota, 562-435-3666
Investor Relations
or
Laura Murray, 562-506-9208
Public Relations